Exhibit 99

Trico Marine Reports Third Quarter 2002 Results

HOUSTON, Oct. 30 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) today reported a net loss for the third quarter ended September 30, 2002, of $35.0 million, or $(0.96) per share (diluted). The loss includes a non-cash valuation allowance of $22.7 million against the Company's deferred tax assets, and an extraordinary non-cash charge of $1.7 million, before taxes, resulting from the early retirement of the Company's 8 1/2% senior notes. In the third quarter of last year the Company reported a net loss of $13.4 million, or $(0.37) per share (diluted), which included a non-cash charge of $24.3 million associated with the write down of the book value of eight vessels. Revenues for the third quarter of 2002 were $34.0 million, compared to $47.7 million for the third quarter of 2001.

As previously announced, the non-cash charge of $22.7 million is due to the establishment of a valuation allowance against the Company's deferred tax assets. The valuation allowance was established in accordance with generally accepted accounting principles as prescribed by Statement of Financial Accounting Standard (SFAS) No. 109 "Accounting for Income Taxes".

The Company also stated the loss for the third quarter of 2002 included normal non-cash expenses for depreciation and amortization totaling $11.0 million, resulting in estimated EBITDA (calculated as Operating Income before Depreciation and Amortization and before Interest) for the quarter of $8.6 million on revenues of $34.0 million, up from estimated EBITDA of $8.1 million on revenues of $32.6 million in the second quarter of 2002.

For the first nine months of 2002 the Company reported a net loss of $53.5 million, or $(1.48) per share (diluted) on revenues of $98.7 million. The 2002 nine month loss includes the $22.7 million non-cash valuation allowance and an extraordinary non-cash charge of $10.9 million due to the early retirement of Company's 8 1/2% senior notes. A portion of the 8 1/2% senior notes were retired in the second quarter of 2002 and the remainder were retired in the third quarter. For the first nine months of 2001 the Company reported a net loss of $6.0 million, or $(0.17) per share (diluted), including the non-cash charge of $24.3 million, before taxes, on revenues of $140.9 million.

"Market conditions in the U.S. Gulf of Mexico remained weak during the quarter but appear to have stabilized," said Thomas E. Fairley, President and Chief Executive Officer. "The North Sea, while weaker than last year, has been steady, helped by the size and quality of our equipment and the existence of long term contracts. We continue to see opportunities to reposition vessels from both the U.S. Gulf and the North Sea to both Latin America and West Africa, and expect to be successful in doing that over the next several months."

The Company's 180 to 220-foot Gulf class supply boat day rates averaged $5,296 for the third quarter 2002, compared to $7,604 for the same period last year and $5,839 for the second quarter of 2002. Day rates for the North Sea class vessels averaged $12,089 for the third quarter 2002 compared to $11,978 for the same period last year and $11,443 for the second quarter of 2002.

The utilization rate for the Gulf class supply boats was 54% for the quarter, compared to 67% for the year ago period, but up from the 49% for the second quarter of 2002. Utilization of the North Sea class vessels was 90% for the quarter, compared to 95% last year and 93% for the second quarter of 2002.

In June 2002, the Company took delivery in the North Sea of the first of two new UT 745 PSVs, a 279-foot DP2 vessel which began a three year contract. In October, the Company took delivery of the second new PSV, the Northern Wave. Also in October 2002, the Company completed construction of the first of three new 155-foot crew boats. The second crew boat will be delivered in December and the third in January 2003. As previously announced, Trico and GE Commercial Equipment Financing entered into an agreement that will provide approximately $11.4 million of funding in the form of 10-year operating leases on the three crew boats.

The Company's Third Quarter Earnings Conference Call will be on October 31, 2002 at 11:00 am EST. To listen to the call please dial (973) 582-2788 and ask for the Trico Marine Conference. A replay of the call will be available immediately after the call through Thursday, November 7 by dialing (973) 341-3080 and using the pass code 3559298.

Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for offshore well servicing, construction, installation and maintenance of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

Three Months Ended September 30,	Nine Months Ended September 30
2002	2001	2002	2001

Revenues:	$33,996	$47,661	$98,726	$140,924
Operating expenses:
Direct vessel operating
expenses and other	21,630	20,935	61,748	61,467
Asset writedown	---	24,260	---	24,260
General and
administrative	3,821	3,415	11,035	9,712
Loss (gain) on sale of
assets	(22)	(9)	(452)	(958)
Amortization of marine
inspection costs	2,569	3,433	7,890	9,996
Depreciation and
amortization expense	8,187	8,371	23,357	24,901
	36,185	60,405	103,578	129,378
Operating income (loss)	(2,189)	(12,744)	(4,852)	11,546
Amortization of deferred
financing costs	217	347	929	1,017
Other expense, net,
including interest	7,620	6,947	22,695	19,738
Income (loss) before taxes
and extraordinary item	(10,026)	(20,038)	(28,476)	(9,209)
Income tax expense (benefit)	20,133	(6,590)	14,157	(3,170)
Income (loss) before
extraordinary item	(30,159)	(13,448)	(42,633)	(6,039)
Extraordinary item	(4,793)	---	(10,896)	---
Net income (loss)	$(34,952)	$(13,448)	$(53,529)	$(6,039)

Basic earnings per common
share:
Income (loss) before
extraordinary item	$(0.83)	$(0.37)	$(1.18)	$(0.17)
Extraordinary item	(0.13)	---	(0.30)	---
Net income (loss)	$(0.96)	$(0.37)	$(1.48)	$(0.17)
Average common shares
outstanding	36,262,335	36,254,335	36,258,928	36,250,604

Diluted earnings per
common share:
Income (loss) before
extraordinary item	$(0.83)	$(0.37)	$(1.18)	$(0.17)
Extraordinary item	(0.13)	---	(0.30)	---
Net income (loss)	$(0.96)	$(0.37)	$(1.48)	$(0.17)
Average common shares
outstanding	36,262,335	36,254,335	36,258,928	36,250,604

Average Day Rates:
Supply	$5,296	$7,604	$5,720	$7,162
Supply /Anchor
Handling (N. Sea)	12,089	11,978	$11,349	11,471
Crew/line handling	2,649	2,579	2,674	2,684

Utilization:
Supply	54%	67%	52%	72%
Supply /Anchor
Handling (N. Sea)	90%	95%	90%	94%
Crew/line handling	60%	70%	65%	80%

Average no. of Vessels:
Supply	48.0	54.0	48.0	54.0
Supply/Anchor Handling
(N. Sea )	19.0	18.0	18.4	18.0
Crew/line handling	16.0	20.0	17.4	20.6